Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement (No. 333-125332) on Form S-8 of The Home Depot, Inc. of our report dated June 27, 2024, with respect to the financial statements and the supplemental schedule of Schedule H, line 4i – Schedule of Assets (Held at End of Year), of The Home Depot FutureBuilder for Puerto Rico.

/s/ KPMG LLP

Atlanta, Georgia
June 27, 2024